Exhibit 10.15

Execution Copy

DEVON ENERGY CORPORATION

BENEFIT RESTORATION PLAN

DEVON ENERGY CORPORATION

BENEFIT RESTORATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment and Purpose. Contrary to the desire of the Employers, the amount of the benefits payable to or on account of participants under the Retirement Plan may be limited by reason of the application of certain provisions of the Code. Accordingly, the Company established the Devon Energy Corporation Benefit Restoration Plan (the “Plan”) effective as of January 1, 2001 to provide additional retirement benefits to certain employees. The Plan is intended to qualify for the exemptions provided under Title 1 of ERISA for plans that are not tax qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA. The Company amended and restated the Plan effective January 1, 2009 and subsequently amended the Plan effective January 1, 2009. The Plan is hereby amended and restated effective January 1, 2012 to incorporate prior amendments and to make certain other clarifying changes.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words, terms, and phrases used in the Plan shall have the meanings set forth in this Section 2.1:

(a)	“Affiliate” means a corporation, trade or business that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code.

(b)	“Beneficiary” means the trust, person or persons designated by a Participant on a beneficiary designation form adopted by the Company to receive benefits, if any, under this Plan in the event of the Participant’s death.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means, with respect to any Participant, any of the following:

(i)	the willful failure of a Participant to substantially perform the Participant’s duties for the Company or an Affiliate (other than due to physical or mental incapacity) within thirty (30) days after receiving a written demand for substantial performance from the Supervisor, the Chief Executive Officer, or the Board;

(ii)	the willful engaging by the Participant in illegal or dishonest conduct or gross misconduct that is materially and demonstrably injurious to the Company or an Affiliate; or

(iii)	conviction of the Participant of a felony or any crime of moral turpitude, a guilty or nolo contendere plea by the Participant with respect to a felony or any crime of moral turpitude, or the deferred adjudication or unadjudicated probation of the Participant with respect to a felony or any crime of moral turpitude.

Provided, however, that (1) an act or omission by the Participant shall be considered “willful” only if it was not in good faith and was without reasonable belief that it was in the Company’s best interests, and (ii) any act or omission by the Participant based upon authority granted by resolution duly adopted by the Board, the instructions of the Supervisor, or the advice of counsel for the Company, shall be conclusively presumed to be in good faith and in the Company’s best interests.

(e)	“Change of Control Payment Event” shall mean and shall be deemed to have occurred when one of the events described in paragraphs (i), (ii), (iii), or (iv) below occurs. For the purpose of this subsection (e), the term “Company” shall mean Devon Energy Corporation and any successor thereto.

(i)	The acquisition of stock of the Company by any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) (a “Person”) that, together with stock held by such Person, constitutes more than 50% of either (I) the then outstanding shares of common stock of the Company or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control Payment Event: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company: If a Change of Control Payment Event occurs by reason of an acquisition described in this paragraph (i), no additional Change of Control Payment Event shall be deemed to occur under this paragraph (i) by reason of subsequent changes in the holdings of such Person (except if the holdings of such Person are reduced to 50% or below and thereafter increase to more than 50%).

(ii)	During a twelve (12) month period, a majority of the individuals who, as of January 1, 2009, constitute the Board (the “Incumbent Board”) are replaced; provided, however, that any individual becoming a director subsequent to January 1, 2009 whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)	The date a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the combined voting power of the then outstanding voting securities of the Company; provided that, if a Change of Control Payment Event occurs by reason of an acquisition described in this paragraph (iii), no additional Change of Control Payment Event shall be deemed to occur under this paragraph (iii) or paragraph (i) by reason of the acquisition of additional control of the Company by the same Person.

(iv)	Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company to a Person; provided that, a transfer of the Company’s assets shall not be treated as a Change of Control Payment Event if the assets are transferred to:

(1)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)	A person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a Person described in subparagraph (3).

Except as otherwise provided in this paragraph (iv), a person’s status is determined immediately after the transfer of the assets.

(f)	A “Change of Control Vesting Event” shall mean the occurrence of any one of the following events:

(i)	The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(ii)	any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of Company securities representing 30% or more of either (x) the Company’s outstanding shares of common stock or (y) the combined voting power of the Company’s then outstanding securities eligible to vote in the election of directors (each, “Company Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control Vesting Event by virtue of any of the following acquisitions or transactions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(iii)	the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless:

(1)	the holders of the Company’s shares of common stock either receive in such Reorganization or Sale, or hold immediately following the consummation of the Reorganization or Sale, more than 50% of each of the outstanding common stock and the total voting power of securities eligible to vote in the election of directors of (x) the corporation resulting from such Reorganization or the corporation that has acquired all or substantially all of the assets of the Company in connection with a Sale (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”);

(2)	no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes, as a result of the Reorganization or Sale, the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock or the total voting power of the outstanding voting securities eligible to vote in the election of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(3)	at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale;

(any Reorganization or Sale that satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company,

Notwithstanding the foregoing, a Change in Control Vesting Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Securities due to the Company’s acquisition of Company Securities that reduces the number of Company Securities outstanding; provided, however, if, following such acquisition by the Company, such person becomes the beneficial owner of additional Company Securities that increases the percentage of outstanding Company Securities beneficially owned by such person, a Change in Control Vesting Event shall then occur. In addition, if a Change in Control Vesting Event occurs pursuant to paragraph (ii) above, then no additional Change in Control Vesting Event shall be deemed to occur pursuant to paragraph (ii) by reason of subsequent changes in holdings by such person (except if the holdings by such person are reduced below 30% and thereafter increase to 30% or above).

If (I) a Participant’s Date of Termination occurs on or after the date of approval by the Company’s shareholders of a transaction described in paragraph (iii) above; (II) the transaction so approved by shareholders is consummated and constitutes a Change of Control Vesting Event under paragraph (iii) above; and (III) prior to the consummation of such transaction, the Participant’s Date of Termination occurs, then for purposes of applying the provisions of Section 4.2 (relating to vesting), the Change of Control Vesting Event shall be deemed to have occurred with respect to such Participant immediately prior to such Participant’s Date of Termination.

If (A) a Participant’s Date of Termination occurs prior to a Change of Control Vesting Event by reason of termination by the Company without Cause; (B) the Participant reasonably demonstrates that such termination either:

(1) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control Vesting Event or who effectuates a Change of Control Vesting Event or

(2) was otherwise in connection with, or in anticipation of, a Change of Control Vesting Event which actually occurs,

then, for purposes of this Plan, a Change of Control Vesting Event with respect to that Participant shall be deemed to be the date immediately prior to the Participant’s Date of Termination; provided that, to the extent that the application of this sentence results in the Participant becoming entitled to benefits under the Plan, commencement of such benefits shall be required to occur not earlier than the Change of Control Vesting Event or, in the case of a Change of Control Vesting Event described in paragraph (iii) above, consummation of the transaction. If any such termination occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which, if consummated, would constitute a Change of Control Vesting Event, and such Change of Control Vesting Event occurs, then such termination shall conclusively be presumed to be in connection with a Change of Control Vesting Event.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Company” means Devon Energy Corporation, a Delaware corporation.

(i)	“Committee” means the Compensation Committee of the Board of Directors.

(j)	A Participant’s “Date of Termination” means the first day on which the Participant incurs a Separation from Service.

(k)	“Employer” means the Company and each Affiliate with employees who have been selected to participate in the Plan. Until action to the contrary is taken by the Board, the Company shall be deemed to have consented to the participation in the Plan by any Affiliates.

(l)	“Exchange Act” means the Securities Exchange Act of 1934.

(m)	“Incumbent Directors” means the members of the Board on January 1, 2009; provided, however, that (x) any person becoming a director and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director, and (y) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be deemed an Incumbent Director.

(n)	“Participant” shall have the meaning ascribed to it in Section 3.1.

(o)	“Participation Agreement” shall mean the agreement which will be entered into by and between the Company and the Participant in accordance with Section 3.3.

(p)	“Plan-Approved Domestic Relations Order” means a qualified domestic relations order as defined in Section 414(p)(1)(B) of the Code that meets the requirements established by the Committee.

(q)	“Plan Year” means the calendar year.

(r)	“Retirement Plan” means the Retirement Plan for Employees of Devon Energy Corporation.

(s)	“Separation from Service” means termination of employment with the Employer under the circumstances described below. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A. Except in the case of a Participant on a military leave, sick leave or bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Employer and the Participant reasonably anticipated that the level of services to be performed by the Participant after a certain date would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on military leave, sick leave or a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in subsection (k) above, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

(t)	“Specified Employee” means those employees of the Company or an Affiliate who are determined by the Committee to be a “specified employee” in accordance with Section 409A of the Code and the regulations promulgated thereunder and the Devon Energy Corporation Specified Employee Policy.

(u)	“SRIP” means the Supplemental Retirement Income Plan of Devon Energy Corporation.

(v)	“Supervisor” means the person to whom the Participant reports as determined by the Chief Executive Officer of the Company or his or her designee from time to time.

2.2 Construction. Other words, terms, and phrases used in the Plan are defined in the Retirement Plan or elsewhere in this Plan. Except where a word, term, or phrase is otherwise defined in the Plan, defined under Section 409A of the Code, or where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Retirement Plan is similarly used in this Plan.

ARTICLE III

PARTICIPATION

3.1 Eligibility. Subject to the terms and conditions of the Plan, the Committee, in its discretion, at such times as the Committee determines, shall designate those employees of the Employers who are eligible to receive benefits under the Plan, and thereby become “Participants” in the Plan.

3.2 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer or Affiliate nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

3.3 Agreements. Any employee having been selected by the Committee as a Participant shall, as a condition of participation, complete, and return to the Committee, a Participation Agreement in such form and at such time as the Committee shall prescribe.

ARTICLE IV

AMOUNT AND PAYMENT OF RESTORATION BENEFIT

4.1 Amount of Restoration Benefit. Subject to the terms and conditions of the Plan, each Participant’s “Restoration Benefit,” if any, shall be determined in accordance with the following:

(a)	Determination of Restoration Benefit. A Participant’s “Restoration Benefit” shall equal the Participant’s Target Benefit minus (ii) the Participant’s Net Retirement Plan Benefit.

(b)	Determination of Target Benefit. A Participant’s “Target Benefit” shall be the benefit the Participant would have been entitled to receive under the Retirement Plan if all of the following paragraphs (i) through (iv) applied:

(i)	The limitations of the Plan intended to comply with Code section 401(a)(17) had been inapplicable to the determination of the Participant’s benefit under the Retirement Plan.

(ii)	The limitations of the Plan intended to comply with Code section 415 had been inapplicable to the determination of the Participant’s benefit under the Retirement Plan.

(iii)	In the case of a Participant to whom the provisions of Section 5.1(b) of the Retirement Plan (relating to Participants with compensation of $220,000 or more) would otherwise apply, the provisions of Section 5.1(a) of the Retirement Plan instead had been applied to such Participant.

(iv)	In the case of a Participant whose compensation is determined under the Retirement Plan after reduction to reflect elective deferrals, by the Participant of amounts that would otherwise be included in Compensation in the absence of such deferral, the Target Benefit shall be determined as though those deferred amounts had been included in the determination of the Participant’s compensation at the time they would have been paid in the absence of such deferral. Conversely, such amounts shall not be included in determining the Target Benefit when they are paid to the Participant. Provided further, the calculation of the Target Benefit will include elective deferrals that were made by a Participant prior to the Participant’s selection for participation in this Plan.

A Participant’s “Target Benefit” shall be determined utilizing the assumption that the Participant’s benefit under the Retirement Plan will be determined based upon the time and form of payment applicable to the Participant’s benefit under this Plan.

With respect to any Participant who elected under the Company’s revised Retirement Plan to cease to accrue benefits under the Retirement Plan as of December 31, 2007, the following shall apply in calculating his Target Benefit:

(i)	Restoration Benefits shall cease to accrue under this Plan as of December 31, 2007,

(ii)	the Target Benefit shall be calculated based upon the terms and provisions of the Retirement Plan in effect as of December 31, 2007, and

(iii)	Compensation increases or changes to the Retirement Plan after December 31, 2007 shall be disregarded for calculation of the Target Benefit and the Restoration Benefit under this Plan.

(c)	Determination of Net Retirement Plan Benefit. A Participant’s “Net Retirement Plan Benefit” shall be the benefit the Participant has accrued under the Retirement Plan. For purposes of calculating the Restoration Benefit, a Participant’s “Net Retirement Plan Benefit” shall be determined based on the form and time of payment applicable to the Participant’s benefit under this Plan.

(d)	Minimum Benefit for MEDC Participants. In no event shall the Participant’s Target Benefit be less than the sum of the benefits frozen as of February 28, 2003 in the (i) Mitchell Energy & Development Corp. Executive Excess Business Plan, (ii) Mitchell Energy & Development Corp. Excess Benefit Plan, (iii) Mitchell Energy & Development Corp. Restoration Benefit Plan and (iv) Mitchell Energy & Development Corp. Retirement Plan.

4.2 Vesting. Except as otherwise provided by this Section 4.2, and subject to the terms of the Plan, a Restoration Benefit shall be payable under the Plan to or on behalf of a Participant if he or she is vested in such benefit as of the date of the payment event specified in Section 4.3: If a Participant is not vested in his or her Restoration Benefit under this Plan as of the date of the payment event specified in Section 4.3, then no benefits shall be payable to or on behalf of the Participant under the Plan. A Participant’s vesting shall be subject to the following:

(a)	Vesting Date. A Participant shall become vested in the Restoration Benefit at the time at which the Participant becomes vested in his or her benefit under the Retirement Plan.

(b)	SRIP Vesting. Notwithstanding the foregoing provisions of this Section 4.2, if a Participant is vested in his or her benefits under the SRIP, then no benefit shall be payable to or on behalf of the Participant under this Plan. However, it is recited here, for the avoidance of doubt, that for purposes of this subsection (b), a Participant shall not be deemed to be vested in his or her benefits under the SRIP as of the date of the payment event specified in Section 4.3 if such Participant fails to be entitled to benefits under the SRIP by reason of his or her Date of Termination occurring for Cause. It is the intent of the Company and is a condition for participation in this Plan that there be no duplication of benefits earned under this Plan and the SRIP.

4.3	Form of Payment and Commencement Date.

(a)	Payment Events. Except as otherwise provided in the Plan, the Restoration Benefit payable to or on behalf of a Participant under this Plan shall be paid upon the later to occur of the following events: (i) a Participant’s Date of Termination or (ii) the attainment of age 55. In addition, payment of the Restoration Benefit will occur earlier in the event of (i) a Change of Control Payment Event or (ii) the Participant’s death.

(b)	Form and Timing of Payment Upon Separation from Service. The Participant may elect from the following actuarially equivalent forms of benefit payments under the Plan depending upon the date payment commences as follows:

Payment Commences Prior to August 1, 2009:

(i)	Single Life Annuity;

(ii)	100% Joint and Survivor Annuity; (m) 66% Joint and Survivor Annuity;

(iii)	50% Joint and Survivor Annuity;

(iv)	40% Joint and Survivor Annuity; and

(v)	Life/Ten-Year Certain.

Payment Commences August 1, 2009 or Later:

(i)	Single Life Annuity;

(ii)	100% Joint and Survivor Annuity;

(iii)	50% Joint and Survivor Annuity;

(iv)	25% Joint and Survivor Annuity; and

(v)	Life/Ten-Year Certain.

In the event the Participant fails to make an election, the default form of payment will be the 100% Joint and Survivor Annuity if at the time payment commences the Participant is married and a Single Life Annuity if the Participant is not married at the time payment commences. If the Participant is eligible for the PZE Spouse’s pension, the conversion of the benefit from a single life annuity to the form of payment elected will reflect the PZE Spouse’s pension and be calculated using the same methodology as is used in the Retirement Plan. Payment of the Restoration Benefit will commence as of the first of the month coincident with or next following the later of (i) 90 days following the Date of Termination or (ii) 90 days following the date the Participant attains age 55 unless the Participant is a Specified Employee. Payment of the Restoration Benefit to a Specified Employee shall be postponed for a period of six months following the Date of Termination and shall commence within 30 days of the first business day of the seventh month following the Date of Termination or, if later, within 30 days following the date the Participant attains age 55. In addition to the commencement of payment of the Restoration Benefit, a Participant who is a Specified Employee and attains age 55 on or before the completion of the six-month delay shall receive a lump sum payment within 30 days of the first business day of the seventh month following the Date of Termination of the amount of Restoration Benefit that would have otherwise been paid during the six-month delay required due to the Participant’s status as a Specified Employee. If payment of the Participant’s benefit is delayed due to his or her status as a Specified Employee, the Restoration Benefit payable shall be calculated as of the date the Restoration Benefit would have been paid but for the six-month delay. Any form of payment under this subsection (b) shall be actuarially equivalent to the form of payment that would otherwise be payable to the Participant in the absence of this subsection (b), using the actuarial assumptions set forth in the Retirement Plan.

(c)	Form and Timing of Payment Upon Change of Control Payment Event. If a Change of Control Payment Event occurs, in lieu of any other benefits under the Plan, and notwithstanding the foregoing provisions of this Section 4.3 (except for the restrictions on payment to Specified Employees), the Participant shall be entitled to a lump sum payment which is the actuarial equivalent of the Participant’s Restoration Benefit payable within 90 days of the effective date of the Change of Control Payment Event. For purposes of this subsection (c), the determination of actuarial equivalency will be made using the actuarial assumptions for determination of lump sums as set forth in the Retirement Plan; provided that in determining such actuarial equivalence, the Participant’s Restoration Benefit shall be deemed to be payable immediately on the effective date of the Change of Control Payment Event, so that the Early Retirement Adjustment Factors (as set forth in Article VII of the Retirement Plan) shall not be applied to reduce the amount otherwise payable.

(d)	Form and Timing of Payment Upon Death. Payment of the Restoration Benefit will commence within 90 days of the date of the Participant’s death in the form of a 100% Joint and Survivor Annuity if the Participant was 55 years of age or older on such date. If the Participant was not age 55, payment shall be delayed until the date the Participant would have attained age 55. The Restoration Benefit shall be adjusted for payment of a death benefit as provided in Article 6 of the Retirement Plan, except that the timing of payment will be as stipulated in this Plan.

(e)	Payment to Specified Employees upon Separation from Service. In no event shall a Specified Employee that is receiving a payment under this Plan due to their Separation from Service receive a payment prior to the first business day of the seventh month following the date of Separation from Service, unless the Separation from Service results from death.

(f)	De Minimis Amounts. The Company shall distribute a Participant’s benefit in the form of a single lump sum payment in the event the lump sum value of the Restoration Benefit using the actuarial assumptions for determination of lump sums as set forth in the Retirement Plan is $10,000 or less on the date payment is scheduled to commence under Sections 4.3(b), (c) or (d) and such payment shall result in termination of the Participant’s entire interest in the Plan.

4.4 Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. Neither the Company nor any Affiliate shall be entitled to set off against the amounts payable to the Participant under this Plan any amounts owed to the Company or the Affiliate by the Participant. Notwithstanding the foregoing, in the event that all or any portion of the benefit of a Participant is transferred to the former spouse of the Participant incident to a divorce, the Committee shall maintain such amount for the benefit of the former spouse until distributed in the manner required by an order of any court having jurisdiction over the divorce, and the former spouse shall be entitled to the same rights as the Participant with respect to such benefit.

4.5 Domestic Relations Orders. The Committee shall establish procedures for determining whether an order directed to the Plan is a Plan-Approved Domestic Relations Order If the Committee determines that an order is a Plan-Approved Domestic Relations Order, the Committee shall cause the payment of amounts pursuant to or segregate a separate account as provided by (and to prevent any payment or act which might be inconsistent with) the Plan-Approved Domestic Relations Order to the extent permitted by Section 409A of the Code.

4.6 Abandonment of Benefits. Each Participant and Beneficiary shall file with the Committee, from time to time in writing, his or her address and each change of address, and any communication addressed to a Participant or Beneficiary at the last address filed with the Committee, or if no such address was filed, then at the last address as shown on the records of the Participant’s employer, shall be binding on the Participant or the Participant’s Beneficiary for all purposes of the Plan, and the Committee shall not be obliged to search for or ascertain the whereabouts of any Participant or Beneficiary; provided, that the Committee shall mail an annual notice of unpaid benefits to such person at such last address. If the Committee furnishes such annual notice to any Participant, or Beneficiary of a deceased Participant, that the Participant is entitled to a distribution, and the Participant or Beneficiary fails to claim such distribution or make their whereabouts known to the Committee within five years thereafter, such benefits shall be deemed forfeited and retained by or returned to the Company.

4.7 Information Required of Participants. Payment of benefits under the Plan shall begin as of the payment date provided in this Plan and no formal claim shall be required therefor; provided that a Participant may file a claim for benefits in accordance with procedures established by the Committee; and further provided that the Committee may make reasonable requests of Participants and Beneficiaries to furnish information which is reasonably necessary and appropriate to the orderly administration of the Plan, and payments under the Plan are conditioned upon the Participants and Beneficiaries promptly furnishing true, full and complete information as the Committee may reasonably request.

4.8 Benefits Payable to Incompetents. Any benefits payable hereunder to a minor or person under legal disability may be made, at the discretion of the Committee, (i) directly to the said person, or (ii) to a parent, spouse, relative by blood or marriage, or the legal representative of said person. The Committee shall not be required to see to the application of any such payment, and the payee’s receipt shall be a full and final discharge of the Committee’s responsibility hereunder.

4.9 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes.

ARTICLE V

SOURCE OF BENEFIT PAYMENTS

5.1 Liability for Benefit Payments. Any benefit payable under the Plan shall be paid from the general revenues of the Employer with respect to whose employee or filmier employee the benefit is payable, subject to the following:

(a)	Multiple Employers of Participant. If a Participant has been employed by more than one Employer, the portion of the Participant’s Plan benefits payable by any such Employer shall be in proportion to the benefit the Participant accrued under this Plan for his or her period of service with that Employer.

(b)	Effect of Transaction. If, as a result of a sale or other transaction, the Participant’s employer after the transaction is not, or ceases to be, an Affiliate (and is or becomes an entity that is separate from the Company or an Affiliate), then, in determining liability for benefits due to the Participant under the Plan, the foregoing provisions of this Section 5.1 shall be applicable to entities which remain Employers under the Plan.

5.2 Discretionary Establishment of Trust. An Employer, in its discretion, may establish a trust, and may use the assets of the trust, to partially or fully satisfy its obligations under the Plan. Neither a Participant nor any other person shall, by reason of the Plan or any such trust, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person. No action in the establishment of a trust shall result in a Participant acquiring any interest greater than that of an unsecured creditor of the Company or any Employer of a Participant under the Plan.

5.3 Secondary Liability for Payment. To the extent that the Company and/or an Affiliate are not otherwise obligated to provide benefits to any Participant by the provisions of Section 5.1, the Company shall take such actions as are necessary, and cause each Affiliate to take such actions as are necessary, to cause each such entity (the “Guarantors”) to jointly and severally guarantee the payment of benefits otherwise due to the Participant under this Plan. However, in no event shall the guarantee provided by the preceding sentence give rise to an obligation unless the employer or employers primarily obligated to make the payment do not pay such benefit within 30 days of the due date for such payment, and no entity organized under the laws of any jurisdiction outside the United States shall have an obligation to enter into such guarantee. Each of the Guarantors shall be subrogated to the Participant’s rights under the Plan to the extent of any payments by each such Guarantor to or on account of the Participant under this Section 5.3, For the avoidance of doubt, it is recited here that after a transaction described in Section 5.1(b), this Section 5.3 shall continue to be applicable to a Participant affected by such transaction.

ARTICLE VI

COMMITTEE

6.1 Administration. The authority to control and manage all aspects of the operation and administration of the Plan shall be vested in the Committee. The Committee shall be selected by the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Until otherwise provided by the Board in accordance with this Article VI, the Committee shall be comprised of the members of the Compensation Committee of the Company.

6.2 Powers of Committee. The Committee is authorized to (i) interpret the Plan; (ii) to establish, amend, and rescind any rules and regulations relating to the Plan; (iii) to determine the terms and provisions of any agreements made pursuant to the Plan; (iv) to accelerate the vesting of any Participant; and (v) to make all other determinations that may be necessary or advisable for the administration of the Plan so long as the exercise of any discretion under this Section 6.2 does not violate Section 409A of the Code. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

6.3 Delegation by Committee. The Committee may by resolution, in its discretion, delegate administrative duties to one or more subcommittees comprised of employees of the Company appointed by the Committee. Any such delegation may be revoked at any time.

6.4 Information to be Furnished to Committee. The Employers and Affiliates shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Affiliates as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.5 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to the person’s own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

6.6 Expenses. The expenses of administering the Plan shall be borne by the Company.

ARTICLE VII

CLAIMS PROCEDURE

7.1 Claims Review Procedures. The following claim procedures shall apply until such time as a Change of Control Payment Event has occurred. During the 24-month period following a Change of Control Payment Event, these procedures shall apply only to the extent the claimant requests their application. After the expiration of the 24-month period following a Change of Control Payment

Event, then, these procedures shall again apply until the occurrence of a subsequent Change of Control Payment Event.

(a)	Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

(i)	The specific reasons for the denial;

(ii)	Specific reference to pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv)	An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

(v)	If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in paragraph (iv) above.

(b)	Decisions After Review. The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c)	Other Procedures. Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

7.2 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7.1 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 7.1. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. This Section shall have no application during the 24-month period following a Change of Control Payment Event as to a claim which is first asserted or first denied after the Change of Control Payment Event and, as to such a claim, the de novo standard of judicial review shall apply After the expiration of the 24-month period following a Change of Control Payment Event, then, this Section shall again apply until the occurrence of a subsequent Change of Control Payment Event.

7.3 Effect of Fiduciary Action. The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Committee and all Plan fiduciaries shall have the sole discretion to make any findings of fact needed in the administration of the Plan, and shall have the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. Except as stated in Section 7.2, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity, This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan. This Section shall not apply to fiduciary or Committee actions or interpretations which take place or are made during the 24-month period following a Change of Control Payment Event. After the expiration of the 24-month period following a Change of Control Payment Event, then, this Section shall again apply until the occurrence of a subsequent Change of Control Payment Event.

ARTICLE VIII

MISCELLANEOUS

8.1 Tax Consequences Not Guaranteed. The Employers do not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. Neither the Company nor the Affiliates shall have any obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss).

8.2 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall be permitted to correct and remedy such questions of illegality or invalidity by amendment.

8.3 Benefits Under Other Plans. Benefits payable under the Plan shall be disregarded for purposes of determining the benefits under the plans of the Company and the Affiliates (including, without limitation the plans intended to be qualified under section 401(a) of the Code), except as otherwise specifically provided in the affected plan.

8.4 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

8.5 Action by Company or Affiliate. Any action required or permitted to be taken by the Company or any Employer or other Affiliate shall be by resolution of its board of directors or comparable governing body, or by action of one or more members of the board or comparable governing body (including a committee of the board) who are duly authorized to act for the board, or by a duly authorized officer of such company.

8.6 Successors. The Plan shall be binding upon and inure to the benefit of the Company and any successors of the Company, subject to the following:

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)	After a successor assumes the Plan in accordance with this Section 8.6, only such successor shall be liable for amounts payable after such assumption, and no other companies shall have liability for amounts payable after such assumption.

8.7 Evidence. Evidence required of the Participant under the Plan may be by certificate, affidavit, document or other information which the Committee considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.8 Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Oklahoma to the extent that such laws are not preempted by the laws of the United States of America.

8.9 Attorney Fees. If any contest or dispute shall arise between an Employer (or the Committee) and a Participant regarding the Participant’s right to benefits under the Plan, the following will apply:

(a)	The Employer otherwise responsible for payment of the benefits shall reimburse Participant for all legal fees and expenses reasonably incurred by Participant in connection with such contest or dispute (provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis), costs and expenses incurred by the Participant in connection with such enforcement or defense.

(b)	The Participant shall be entitled to select his or her legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 8.9 be reasonable.

(c)	Except as otherwise provided in subsection (d) below, reimbursement by the Employer shall be made as soon as practicable following the resolution of the contest or dispute to the extent the Employer receives appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses but no later than December 31 of the year immediately following the year in which resolution of the contest or dispute occurs. However, subject to subsection (d) below, no such reimbursement shall be due under this Section 8.9 if the Participant is not successful in respect of any of the Participant’s material claims or defenses brought, raised or pursued in connection with such contest or dispute.

(d)

In the event that (i) within the period beginning on the Change of Control Payment Event and ending on the last day of the 24th calendar month following the calendar month in which a Change of Control Payment Event occurs, a claim (a “Claim”) for arbitration or a lawsuits filed by a Participant in connection with a dispute, claim, or controversy regarding the Participant’s rights and obligations under the Plan or (ii) a Claim has been filed prior to a Change of Control Payment Event but has not been resolved as of the Change of Control Payment Event, then payments required under this Section 8.9 with respect to such Claim shall be made by the Employer to the Participant (or directly to the Participant’s attorney) promptly following submission to the Employer of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses but no later than December 31 of the year immediately following the year in which resolution of the contest or dispute occurs. If the Participant is not successful in respect of any of the Participant’s material claims or defenses brought, raised or pursued in connection with such contest or dispute, the Participant shall repay the Employer the amount of any such reimbursement received in connection with such dispute in accordance with this Section 8.9 (without interest) as soon as practicable following the resolution of such contest or dispute.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendment and/or Termination. The Board may, at any time, amend or terminate the Plan, subject to the following:

(a)

Reduction of Accrued Benefits. Neither an amendment nor termination of the Plan shall reduce or impair the benefits accrued by or on behalf of any Participant whose Date of Termination occurred prior to the date on which such amendment or termination is adopted by the Board. Neither an amendment nor termination of the Plan shall reduce or impair the benefits accrued by or on behalf of any Participant whose Date of Termination occurs on or after the date on which such amendment or termination is adopted by the Board, as compared to the benefits accrued under the Plan on the date immediately prior to the date on which the amendment or termination is adopted by the Board, if each Participant who had not previously incurred a Date of Termination was deemed to have incurred a Date of Termination immediately prior to the date of such adoption and commenced payment of benefits under the Plan on the earliest commencement date that would be permitted under the terms of the Plan (as in effect prior to the amendment or termination) following such deemed Date of Termination.

(b)	Vesting Rate. Neither an amendment nor termination of the Plan shall adversely affect the Participant’s right to vest in benefits in accordance with Section 4.2(a) (relating to vesting at the same time as vesting under the Retirement Plan occurs), regardless of whether such vesting would occur on, before, or after the date such amendment or termination is adopted. However, the limitation in this subsection (b) shall not apply to persons who first become Participants in the Plan after such amendment or termination is adopted.

(c)	Amendment of Provisions for Vesting upon a Change of Control Vesting Event. Notwithstanding the provisions of subsection (e) below, in no event shall any amendment or termination adopted by the Board during the period beginning six months prior to any Change of Control Vesting Event and ending immediately after the Change of Control Vesting Event adversely affect the Participant’s right to vest in accordance with Section 4.2(a).

(d)

Accrual Rate After Change of Control Vesting Event. Except for a reduction resulting from an amendment of the Retirement Plan as described in subsection (e) below, no amendment or termination adopted by the Board during the period beginning six months prior to any Change of Control Vesting Event and ending on the last day of the 24th calendar month following the calendar month in which occurs a Change of Control Vesting Event shall result in a reduction in the rate (as compared to the rate that would have applied in the absence of such amendment or termination) at which benefits would be accrued for service during the period beginning on the Change of Control Vesting Event and ending on the last day of the 24th calendar month following the calendar month in which occurs a Change of Control Vesting Event.

(e)	Changes in Retirement Plan. If the benefit accrual rate under the Retirement Plan is terminated or curtailed, the benefit accrual rate under this Plan shall be similarly terminated or curtailed.

(f)	Section 409A. The Plan may not be amended if the amendment would result in a violation of Section 409A. The Plan may only be terminated in a manner that is compliant with the provisions of Section 409A regarding permitted plan terminations.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by their duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, effective as of January 1, 2012.

DEVON ENERGY CORPORATION

By:	/s/ Frank W. Rudolph
Frank W. Rudolph, Executive Vice President – Human Resources